UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 25, 2016

PRESS GANEY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37398	20-0259496
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Edgewater Place

Suite 500

Wakefield, Massachusetts 01880

(Address of principal executive offices) (Zip Code)

(781) 295-5000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2016, the Board of Directors of Press Ganey Holdings, Inc. (the “Company”) appointed John P. Driscoll and John Glaser, Ph.D., to serve as members of the Board of Directors.  Mr. Driscoll was also appointed to serve on the Audit Committee of the Board of Directors, effective May 20, 2016.  Mr. Driscoll and Dr. Glaser, will receive compensation in accordance with the Company’s compensation arrangements for non-management directors.

John P. Driscoll.  Mr. Driscoll currently serves as Chief Executive Officer and a member of the board of directors of CareCentrix, Inc., an at-home healthcare company, positions he has held since June 2013. Prior to that, Mr. Driscoll served as President at Castlight Health, Inc., a health-care technology company, from July 2012 to June 2013.  From June 2003 to April 2012, Mr. Driscoll was employed by Medco Health Solutions, Inc. (“Medco”), a pharmacy benefits management company, in a variety of leadership positions.  Beginning in February 2008, Mr. Driscoll served as Group President for new markets at Medco and led product development for Medco’s employer and health plan clients. Mr. Driscoll earned a B.A. and M.B.A. from Harvard University, as well as an M. Phil from Cambridge University in England. Mr. Driscoll was selected as a director for his operational knowledge and executive leadership experience in the healthcare industry.

John Glaser, Ph.D.  Dr. Glaser currently serves as Senior Vice President, Population Health, at Cerner Corporation, a company that supplies health information technology solutions, services, devices and hardware, a position he has held since February 2015.  Prior to that, Dr. Glaser served as Chief Executive Officer of Siemens Health Services, the health information technology business unit of Siemens AG, from August 2010 until Siemens Health Services’ acquisition by Cerner Corporation. Previously, Dr. Glaser served as Vice President and Chief Information Officer at Partners HealthCare, Inc., a non-profit hospital and physicians network, from July 1995 to August 2010. Dr. Glaser currently serves on the board of directors of several private companies. Dr. Glaser holds a B.A. in Mathematics from Duke University and a Ph.D. in Health Care Information Systems from the University of Minnesota – Twin Cities. Dr. Glaser’s knowledge of health information and board experience led to the conclusion that Dr. Glaser should serve as a director of the Company.

There was no arrangement or understanding pursuant to which Mr. Driscoll or Dr. Glaser was elected as a director.  There are no related party transactions between the Company and Mr. Driscoll or Dr. Glaser. A copy of the Company’s press release announcing the appointment of Mr. Driscoll and Dr. Glaser is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events

On August 1, 2015, certain amendments to the General Corporation Law of the State of Delaware (“DGCL”) became effective that, among other things, prohibited corporations organized under the laws of the State of Delaware from adopting fee-shifting provisions in their certificates of incorporation or bylaws that would impose liability on a stockholder for attorneys’ fees or expenses of the corporation or any other party in connection with internal corporate claims (as such term is defined in the DGCL) (the “DGCL Amendments”).

Article 12 of the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company, which was adopted prior to the effectiveness of the DGCL Amendments, provides that certain non-prevailing parties (including former and current stockholders of the Company) in certain actions initiated by such non-prevailing parties against the Company, its directors, officers, employees or agents must reimburse the Company and such directors or officers for all fees, costs and expenses (including attorneys’ fees and the fees of experts) actually and reasonably incurred by such parties in defending such actions, to the extent permitted by law and unless the Board of Directors otherwise approves.

On April 25, 2016, the Board of Directors of the Company, in light of the DGCL Amendments, adopted resolutions declaring that Article 12 of the Charter was of no force and effect, and that the Company would not seek to enforce the provisions of Article 12 of the Charter.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

Exhibit

NumberDescription

99.1   Press Release issued by Press Ganey Holdings, Inc., dated April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESS GANEY HOLDINGS, INC.

By:	/s/ Devin J. Anderson
Devin J. Anderson
General Counsel and Corporate Secretary

Date: April 26, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Press Ganey Holdings, Inc., dated April 25, 2016